United States
Securities and Exchange Commission
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2011

INVISA, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	000-50081 (Commission File Number)	65-1005398 (IRS Employer Identification No.)
5425 N. Washington Blvd. B28 Sarasota, Florida (Address of Principal Executive Offices)	34234 (Zip Code)
Registrant’s telephone number, including area code: (941) 870-3950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03   Material Modification to Rights of Security Holders.

On January 10, 2011, Invisa. Inc. (the “Company”) filed an amendment to its Articles of Incorporation which amendment will be effective as of January 31, 2011 (the “Effective Date”), to evidence a one for five reverse stock split (the “Reverse Stock Split”) of its common stock, par value $0.001 per share (the “Common Stock”).  As a result of the Reverse Stock Split, every five shares of outstanding common Stock will automatically be converted into one share of the Company’s Common Stock immediately prior to the opening of trading on February 1, 2011.  All fractional shares resulting from the Reverse Stock Split will be rounded up to a full share..  The aggregate number of shares of Common Stock that the Company is authorized to issue remains the same and was unaffected by the Reverse Stock Split.

The Company’s Board of Directors approved the Reverse Stock Split on December 6, 2010.  The Company’s shareholders approved the Reverse Stock Split on December 6, 2010 by written consent and the Company mailed an Information Statement to its Shareholders on December 30, 2010.  The Reverse Stock Split will become effective at the Effective Date.  All outstanding stock options and other contractual rights including the preferred stock entitling the holders of such rights to acquire shares of Common Stock outstanding at the Effective Date will be appropriately adjusted to give effect to the Reverse Stock Split.

A new CUSIP number will be issued for the Common Stock to distinguish stock certificates issued after the Effective Date.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this report is incorporated in this Item 5.03 by reference in its entirety.

Item 8.01

On January 14, 2011, the Company issued a press release announcing the completion of the Reverse Stock Split.  A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-k.

Item 9.01  Financial Statements and Exhibits

(c)

Exhibit Number	Description

10.66	Articles of Amendment to the Articles of Incorporation of Invisa, Inc.

99.1	Press Release dated January 14. 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INVISA, INC.
(Registrant)

Date: January 14, 2011

/S/ Edmund C King